EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement of PSEG Energy Holdings Inc. on Form S-4 of our report dated March 23, 2001, appearing in the Annual Report on Form 10-K of PSEG Energy Holdings Inc. for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Parsippany, New Jersey
September 7, 2001